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Exhibit 8.2

July 1, 2020

The Goldman Sachs Group, Inc.

200 West Street

New York, New York 10282

Ladies and Gentlemen:

As United States tax counsel to The Goldman Sachs Group, Inc. (the “Company”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the Company’s Debt Securities, Warrants, Purchase Contracts, Units, Preferred Stock and Depositary Shares (collectively, the “Securities”), pursuant to the Prospectus of the Company, dated the date hereof, which forms a part of the Registration Statement of the Company to which this opinion is filed as an exhibit, we hereby confirm to you that the discussion set forth under the heading “United States Taxation” in the Prospectus is our opinion, subject to the qualifications and limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “United States Taxation” in the Prospectus. In addition, if a prospectus supplement or pricing supplement relating to the offer and sale of any particular Security is prepared and filed by the Company with the Securities and Exchange Commission on a future date and the prospectus supplement or pricing supplement contains our opinion and a reference to us, this consent shall apply to our opinion and the reference to us in substantially such form. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sidley Austin LLP

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.